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                                                                    EXHIBIT 23.4

                                CONSENT OF KPMG

Board of Directors
Clear Channel Communications, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-3 of Clear Channel Communications, Inc. of our report dated 12 February 1996, with respect to the consolidated balance sheet for the Australian Radio Network Pty Limited and its controlled entities as at 31 December 1995 and the related consolidated profit and loss account and statement of cash flows for the year then ended.


     Additionally, we consent to the incorporation by reference in the aforementioned registration statement of our reports dated 25 July 1995, with respect to the consolidated balance sheet of Wesgo Limited and its controlled entities as at 30 June 1994 and 31 December 1994, and the related consolidated profit and loss accounts and statements of cash flows for the year ended 30 June 1994 and for the six month period ended 31 December 1994 respectively, and with respect to the combined balance sheets of Albert's radio stations, acquired by the Australian Radio Network Pty Limited, as at 30 June 1994 and 31 December 1994, and the related combined profit and loss accounts and statement of cash flows for the year ended 30 June 1994 and for the six month period ended 31 December 1994 respectively, which reports appear in the Form 8-K/A of Clear Channel Communications, Inc. dated 27 July 1995.


     Finally we consent to the references to our firm under the heading "Experts" in the prospectus.


                                          /s/  KPMG


Sydney, Australia
21 May 1996